Exhibit 4.4

AMENDMENT NO. 3

TO THE

SAREPTA THERAPEUTICS, INC.

2024 EMPLOYMENT COMMENCEMENT INCENTIVE PLAN

WHEREAS, Sarepta Therapeutics, Inc. (the “Company”) previously adopted and approved the 2024 Employment Commencement Incentive Plan (the “Plan”) as an inducement stock plan under Nasdaq Stock Market Rule 5635(c)(4) to, among other things, attract and retain the best candidates for positions of substantial responsibility upon whose judgment, interest, and special effort the successful conduct of the Company’s operation will be largely dependent;

WHEREAS, the Plan was previously amended by that certain Amendment No. 1, approved by the Board of Directors of the Company (the “Board”) on June 7, 2024, and that certain Amendment No. 2, approved by the Board on April 22, 2026;

WHEREAS, pursuant to Sections 19(a) and (b) of the Plan, the “Administrator” (defined under the Plan as the Board of Directors of the Company (the “Board”) or any of its committees) may amend the Plan from time to time without stockholder approval; and

WHEREAS, the Board, as Administrator, has determined that it is in the best interests of the Company and its stockholders to amend the Plan to increase the number of authorized shares under the Plan by 2,500,000 shares of common stock of the Company, as authorized under the Plan.

NOW, THEREFORE, the Plan is hereby amended, effective July 27, 2026, the date of approval by the Board, as follows:

1.	Section 3(a) of the Plan, entitled “Stock Subject to the Plan,” shall be replaced in its entirety by the following:

“Subject to the provisions of Section 14(a) of the Plan, the maximum aggregate number of Shares that may be subject to Awards issued under the Plan is 8,685,308 Shares, which reflects (i) 2,500,000 new Shares subject to Amendment No. 3 of the Plan, dated July 27, 2026, (ii) 500,000 new Shares subject to Amendment No. 1 of the Plan, dated June 7, 2024, (iii) 637,817 Shares which had been available for issuance and were not issued or subject to outstanding awards as of March 29, 2024 under the Prior Plan and (iv) 5,047,491 Shares subject to outstanding awards under the Prior Plan as of March 29, 2024 that may expire or otherwise terminate without having been exercised in full, or are forfeited to the Company and would have become available again for issuance under the terms of the Prior Plan; provided, however, that such aggregate number of Shares available for issuance under the Plan shall be reduced by 1.26 shares for each Share delivered in settlement of any Full Value Award. The Shares may be authorized, but unissued, or reacquired Common Stock.”

2.	Except as modified herein, the Plan is hereby specifically ratified and affirmed.

This Amendment No. 3 to the Plan is adopted by the Board, effective as of the date of approval by the Board.

IN WITNESS WHEREOF, this Amendment has been executed by its duly authorized officer on July 27, 2026.